Exhibit 99.1

FOR:	AMREP Corporation

620 West Germantown Pike, Suite 175

Plymouth Meeting, Pennsylvania 19462

CONTACT:	James M. McMonagle

Vice President and Chief Financial Officer

(610) 487-0904

AMREP REPORTS THIRD QUARTER FISCAL 2018 RESULTS

Plymouth Meeting, Pennsylvania, March 19, 2018 – AMREP Corporation (NYSE: AXR) today reported a net loss of $2,851,000, or $0.35 per share, for its 2018 third fiscal quarter ended January 31, 2018 compared to net income of $174,000, or $0.02 per share, for the same period of 2017. For the first nine months of 2018, the Company had a net loss of $1,125,000, or $0.14 per share, compared to net income of $916,000, or $0.11 per share, for the same period of 2017. Net results for 2018 were unfavorably impacted by federal tax law changes enacted during the Company’s third quarter that reduced the value of the Company’s deferred tax assets. This reduction was the primary driver increasing the Company’s income tax expense by $3,057,000, or $0.38 per share, for the third quarter and first nine months of 2018. Revenues were $10,379,000 and $30,880,000 for the third quarter and first nine months of 2018 compared to $9,777,000 and $33,450,000 for the same periods in the prior year.

AMREP Corporation, through its subsidiaries, is primarily engaged in two business segments: its Real Estate business operated by AMREP Southwest Inc. and its subsidiaries is a major holder of real estate in the Rio Rancho, New Mexico area and its Fulfillment Services business operated by Palm Coast Data LLC performs fulfillment and contact center services for publications, membership organizations, government agencies and other direct marketers.

FINANCIAL HIGHLIGHTS

	Three Months Ended January 31,
	2018	2017
Revenues	$10,379,000	$9,777,000
Net income (loss)	$(2,851,000)	$174,000
Earnings (loss) per share – Basic and Diluted	$(0.35)	$0.02
Weighted average number of common shares outstanding - basic	8,075,000	8,053,000
Weighted average number of common shares outstanding - diluted	8,075,000	8,080,000

	Nine Months Ended January 31,
	2018	2017
Revenues	$30,880,000	$33,450,000
Net income (loss)	$(1,125,000)	$916,000
Earnings (loss) per share – Basic and Diluted	$(0.14)	$0.11
Weighted average number of common shares outstanding - basic	8,070,000	8,048,000
Weighted average number of common shares outstanding - diluted	8,070,000	8,074,000

AMREP Corporation’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be available on the Company’s website (www.amrepcorp.com/SECfiles).